SECURITIES EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number   2-45769-01
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                                FKF, Inc.
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           (Exact name of registrant as specified in its charter)

       401 N. Tryon Street, 5th Floor, Charlotte, North Carolina 28255
                            (704)386-8637
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           First Kansas Financial, Inc. Face-Amount Certificates
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          (Title of each class of securities covered by this Form)

                                  None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ ]       Rule 12h-3(b)(1)(ii)       [X]
          Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)        [ ]
          Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)       [ ]
          Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6                 [ ]
          Rule 12h-3(b)(1)(i)    [ ]

Appropriate number of holders of record as of the certification or notice date:
                                  435
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     Total assets of the registrant on the last day of each of the registrant's three most recent fiscal years:
        $1,437,671 (1997); $1,437,918 (1996); and $1,605,639 (1995).
        ------------------------------------------------------------

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FKF, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 16, 1998       BY:   /s/ Terry W. Efird
                                    -------------------
                                        Terry W. Efird
                                        President, CEO, Treasurer and Director